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                                         Registration No. 333-82119
                                                     Rule 424(b)(2)

PRICING SUPPLEMENT No. 7 Dated March 27, 2000
(To Prospectus dated July 22, 1999)

                         $7,500,000,000

   H O U S E H O L D   F I N A N C E   C O R P O R A T I O N

                       Medium Term Notes

           Due Nine Months or More from Date of Issue

Principal Amount:   $50,000,000

Price to Public:    100%        Proceeds to HFC:  100%

Issue Date:  March 30,  2000    Stated Maturity: March 30, 2001

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on March 28, 2000

Interest Rate Basis:     Prime Rate.

Spread or Spread Multiplier:  Minus 2.81%  (-281 basis points)

Interest Payment Dates: On the 30th of June, September, December and March of each year, commencing June 30, 2000, and the Stated Maturity.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date: On each Business Day, except that the Interest Rate in effect for the two Business Days before an Interest Payment Date or the Stated Maturity Date shall be the Interest Rate in effect on the second Business Day prior to said Interest Payment Date or Stated Maturity Date, as the case may be.

Interest Determination Date: On the Business Day prior to each Interest Reset Date.

Index Maturity:  Daily.

Agent:    Not Applicable.

Agent's Discount or Commission:    Not Applicable.